Exhibit 15.1

May 14, 2021

Cheetah Mobile Inc.

Building 8, Huitong Time Square

No. 1, Yaojiayuan South Road

Chaoyang District, Beijing 100123

People’s Republic of China

Dear Sirs,

We hereby consent to the reference of our name under the headings “Item 3. Key Information—D. Risk Factors”, “Item 4. Information on the Company—B. Business Overview—Regulations” and “Item 4. Information on the Company—C. Organizational Structure” in Cheetah Mobile Inc.’s Annual Report on Form 20-F for the year ended December 31, 2020 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2021, and further consent to the incorporation by reference into the Registration Statement on Form S-8 (No. 333-199577) filed with the SEC on October 24, 2015 of the summary of our opinions and advice under the headings “Item 3. Key Information—D. Risk Factors,” “Item 4. Information on the Company—B. Business Overview—Regulation” and “Item 4. Information on the Company—C. Organizational Structure” in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

Global Law Office